Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post –Effective Amendment to Registration Statement No. 002-58542 on Form N –1A of our reports dated July 13, 2023, relating to the financial statements and financial highlights of Fidelity Climate Action Fund, Fidelity Sustainable U.S. Equity Fund, Fidelity Agricultural Productivity Fund, and Fidelity Water Sustainability Fund, each a fund of Fidelity Summer Street Trust, appearing in the Annual Reports on Form N-CSR of Fidelity Summer Street Trust for the year ended May 31, 2023, and to the references to us under the headings “Financial Highlights ” in the Prospectuses and “Independent Registered Public Accounting Firm ” in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 20, 2023